Exhibit 99.1

GUESS?, INC. REPORTS FIRST QUARTER RESULTS

Q1 Fiscal 2017 GAAP Net Loss Per Share of $0.30, Compared to EPS of $0.04 in Q1 Fiscal 2016; Adjusted Net Loss Per Share of $0.23

Q1 Fiscal 2017 Revenues Decreased 6% to $449 Million; Decreased 5% in Constant Currency

Provides Q2 Fiscal 2017 EPS Guidance in the Range of $0.04 to $0.08

Updates Full Year EPS Guidance: GAAP EPS in the Range of $0.48 to $0.68; Adjusted EPS in the Range of $0.55 to $0.75

LOS ANGELES, May 25, 2016 - Guess?, Inc. (NYSE: GES) today reported financial results for its first quarter ended April 30, 2016.

First Quarter Fiscal 2017 Highlights

•	Americas Retail revenues decreased 5% in U.S. dollars and 3% in constant currency; retail comp sales including e-commerce decreased 4% in U.S. dollars and 3% in constant currency

•	Europe revenues decreased 1% in U.S. dollars and 3% in constant currency

•	Asia revenues decreased 15% in U.S. dollars and 11% in constant currency

•	Americas Wholesale revenues decreased 12% in U.S. dollars and 7% in constant currency

•	GAAP loss from operations of $29 million in Q1 fiscal 2017; compared to earnings from operations of $4 million in Q1 fiscal 2016; Adjusted loss from operations of $23 million in Q1 fiscal 2017

•	Announces quarterly cash dividend of $0.225

This press release contains certain non-GAAP, or adjusted, financial measures, which exclude the impact of restructuring charges and a related exit tax charge recorded during the first quarter of fiscal 2017. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

First Quarter Fiscal 2017 Results

Victor Herrero, Chief Executive Officer, commented, “Our first quarter adjusted operating loss finished at the low-end of our guidance as sales finished below our expectations. In the Americas, our retail business in the US and Canada was very challenging, especially in the month of April. In Europe, our retail business performed extremely well and delivered positive comp store sales in the mid-teens, a trend of strong comps that started in the second half of last year. In Asia, we delivered positive comps in Korea, although Greater China was below our expectations as we continue to build out our infrastructure there and transition the business to a direct model.”

Mr. Herrero continued, “I had highlighted on our last earnings call that the first six months of the year would be a transition period. The start to the year has been a bit more challenging than we anticipated especially in the Americas and to a lesser extent in Greater China. These developments are reflected in our guidance for the second quarter as well as our updated guidance for the full year. We are still confident that we will be able to achieve the three year plan goals we provided in March this year, but with a different cadence than initially planned.”

For the first quarter of fiscal 2017, the Company recorded GAAP net loss of $25.2 million, compared to net earnings of $3.3 million for the first quarter of fiscal 2016. GAAP diluted loss per share was $0.30, compared to diluted earnings per share of $0.04 for the prior-year quarter, a decrease of $0.34 per share. The negative impact of currency on diluted loss per share in the first quarter of fiscal 2017 was approximately $0.08 per share.

During the first quarter of fiscal 2017, the Company incurred restructuring charges and a related exit tax charge totaling approximately $5.8 million, including related tax impacts, or an unfavorable $0.07 per share impact. Excluding the impact of these charges, adjusted net loss was $19.4 million and adjusted diluted loss per share was $0.23 during the first quarter of fiscal 2017.

Total net revenue for the first quarter of fiscal 2017 decreased 6.3% to $448.8 million, from $478.8 million in the prior-year quarter. In constant currency, total net revenue decreased 5.0%. Refer to the accompanying tables for a summary of net revenue by segment as well as information regarding the impact of foreign currency exchange rate fluctuations on the Company’s net revenue.

GAAP operating loss for the first quarter of fiscal 2017 was $29.0 million (including a $0.9 million unfavorable currency translation impact), compared to operating earnings of $4.4 million in the prior-year period, a decrease of $33.3 million. GAAP operating margin in the first quarter decreased 740 basis points to negative 6.5%, from 0.9% in the prior-year quarter, due primarily to lower shipments in our European wholesale business and the negative impact from currency exchange rate fluctuations and restructuring charges on the operating margin. The negative impact of currency on operating margin for the quarter was roughly 150 basis points.

Excluding the impact of the restructuring charges, adjusted operating loss was $22.9 million and adjusted operating margin was negative 5.1%, a decrease of 600 basis points compared to the same prior-year quarter.

•
Operating margin for the Company’s Americas Retail segment decreased 280 basis points to negative 6.2% in the first quarter of fiscal 2017, from negative 3.4% in the prior-year period. The decrease in operating margin was driven primarily by lower gross margins and a higher SG&A rate due primarily to the negative impact on the fixed cost structure resulting from negative comparable store sales.

•
Operating margin for the Company’s Europe segment decreased 770 basis points to negative 10.4% in the first quarter of fiscal 2017, from negative 2.7% in the prior-year period, due to lower gross margins and a higher SG&A rate. The lower gross margins were driven primarily by the unfavorable impact from lower wholesale shipments, currency exchange rate fluctuations and more promotions, partially offset by the favorable impact from business mix and positive comparable store sales. The higher SG&A rate was due primarily to overall deleveraging driven by lower wholesale shipments, partially offset by the favorable impact on the fixed cost structure resulting from positive comparable store sales.

•
Operating margin for the Company’s Asia segment decreased 840 basis points to negative 1.2% in the first quarter of fiscal 2017, from 7.2% in the prior-year period. The decrease in operating margin was due to a higher SG&A rate and lower overall gross margins due primarily to the unfavorable impact from business mix and higher expenses driven by expansion in China.

•
Operating margin for the Company’s Americas Wholesale segment decreased 100 basis points to 17.1% in the first quarter of fiscal 2017, from 18.1% in the prior-year period. The decrease in operating margin was due to lower product margins driven primarily by the unfavorable impact from currency exchange rate fluctuations on product costs.

•	Operating margin for the Company’s Licensing segment increased 240 basis points to 91.4% in the first quarter of fiscal 2017, compared to 89.0% in the prior-year period.

Other net expense, which primarily includes net unrealized and realized mark-to-market revaluation losses on foreign exchange currency contracts, partially offset by net unrealized and realized gains on non-operating assets, was $1.1 million for the first quarter of fiscal 2017, compared to other net income of $2.6 million in the prior-year quarter.

Dividends

The Company’s Board of Directors has approved a quarterly cash dividend of $0.225 per share on the Company’s common stock. The dividend will be payable on June 24, 2016 to shareholders of record at the close of business on June 8, 2016.

Outlook

The following guidance assumes that foreign currency exchange rates remain at prevailing rates:

The Company’s expectations for the second quarter of fiscal 2017 ending July 30, 2016, are as follows:

•	Consolidated net revenues are expected to increase between 0.5% and 2.5% in U.S. dollars and constant currency.

•	Operating margin is expected to be between 1.5% and 2.5% and includes 60 basis points of currency headwind.

•	Diluted earnings per share are expected to be in the range of $0.04 to $0.08. The estimated impact on earnings per share of the currency headwinds is approximately $0.06.

The Company updated its outlook for the fiscal year ending January 28, 2017, which is now as follows:

•
Consolidated net revenues are expected to increase between 5.5% and 7.5% in U.S. dollars. Currency tailwinds are expected to positively impact consolidated revenue growth by approximately 0.5%. Excluding the impact of currency, consolidated net revenues are expected to increase between 5.0% and 7.0% in constant currency.

•	GAAP operating margin is expected to be between 3.0% and 4.0% and includes 40 basis points of currency headwind; Adjusted operating margin is expected to be between 3.5% and 4.5%.

•
GAAP diluted earnings per share are expected to be in the range of $0.48 to $0.68. The estimated impact on earnings per share of the currency headwinds is approximately $0.12. Adjusted diluted earnings per share are expected to be in the range of $0.55 to $0.75.

During the first quarter of fiscal 2017, the Company initiated a global cost reduction and restructuring plan to streamline its operational structure and reduce expenses. The Company’s adjusted outlook for the full year excludes the impact of the restructuring charges, related exit tax charge and tax impact where applicable, recorded during the first quarter of fiscal 2017. The Company’s expectations for the second quarter ending July 30, 2016, and the Company’s adjusted and GAAP outlook for the fiscal year ending January 28, 2017, also exclude the impact of any restructuring charges that may be recorded in the remainder of fiscal 2017.

On a segment basis, the Company expects the following ranges for percentage changes for comparable store sales (“comps”) and net revenue in U.S. dollars and constant currency compared to the same prior-year period:

Outlook by Segment[1]

	Second Quarter of Fiscal 2017		Fiscal Year 2017

	U.S. Dollars	Constant Currency[2]	U.S. Dollars	Constant Currency[2]

Americas Retail:
Comps	down MSD to LSD	down MSD to LSD	down LSD to up LSD	down LSD to up LSD
Net Revenue	down MSD to LSD	down LSD	flat to up LSD	flat to up LSD

Europe:
Comps	__	up HSD to LDD	__	up HSD to LDD
Net Revenue	up HSD to LDD	up MSD	up mid-teens	up LDD

Asia:
Net Revenue	down LSD to up LSD	flat to up MSD	up HSD to LDD	up LDD to low-teens

Americas Wholesale:
Net Revenue	flat	up LSD	up LSD	up MSD

Licensing:
Net Revenue	down HSD	__	down HSD	__

Notes
1
As used in the table above, “LSD” is used to refer to the range of Low-Single-Digits, “MSD” is used to refer to the range of Mid-Single-Digits, “HSD” is used to refer to the range of High-Single-Digits, and “LDD” is used to refer to the range of Low-Double-Digits.

2	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as “adjusted” results (to exclude the impact of restructuring charges, related exit tax charge and tax impact where applicable, incurred during the first quarter of fiscal 2017), constant currency financial information and free cash flow measures. The non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

The Company has excluded restructuring charges, related exit tax charge and tax impact where applicable, incurred during the first quarter of fiscal 2017 from its adjusted financial measures primarily because it does not believe such charges reflect the Company’s ongoing operating results or future outlook. The Company believes that these adjusted financial measures are useful as an additional means for investors to evaluate the comparability of the Company’s operating results when reviewed in conjunction with the Company’s GAAP financial statements. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue, comparable store sales and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings per share for our actual and forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less purchases of property and equipment. Free cash flows is not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather provides additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 4:45 pm (ET) on May 25, 2016 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of April 30, 2016, the Company directly operated 840 retail stores in the Americas, Europe and Asia. The Company’s licensees and distributors operated 792 additional retail stores worldwide. As of April 30, 2016, the Company and its licensees and distributors operated in more than 95 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, future prospects and strategic initiatives (including those identified by our Chief Executive Officer, Victor Herrero), guidance for the second quarter and full year of fiscal 2017, as well as our three-year plans (including revenues, operating margin and earnings per share growth), are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “will,” “goal,” “strategy,” “believe,” “continue,” “outlook,” “plan” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and respond to consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully implement our growth strategies and other strategic initiatives, including expansion in emerging markets and joint ventures; our ability to successfully or timely implement plans for cost and workforce reductions; changes to our short or long-term strategic initiatives; unexpected obligations arising from new or existing litigation, tax and other regulatory proceedings; accounting adjustments identified from subsequent events arising after issuance of this release; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations; risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber attacks and other cyber security risks; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global tax rates and economic and market conditions in Eastern Europe, Southern Europe and Asia (particularly China and Korea). In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)

	Three Months Ended
	April 30, 2016		May 2, 2015
	$	%	$	%

Product sales	$426,468	95.0%	$452,959	94.6%
Net royalties	22,347	5.0%	25,865	5.4%
Net revenue	448,815	100.0%	478,824	100.0%

Cost of product sales	306,056	68.2%	313,339	65.4%

Gross profit	142,759	31.8%	165,485	34.6%

Selling, general and administrative expenses	165,654	36.9%	161,132	33.7%
Restructuring charges	6,083	1.4%	—	0.0%

Earnings (loss) from operations	(28,978)	(6.5%)	4,353	0.9%

Other income (expense):
Interest expense	(520)	(0.1%)	(435)	(0.1%)
Interest income	651	0.1%	272	0.1%
Other, net	(1,098)	(0.2%)	2,626	0.5%

Earnings (loss) before income tax expense (benefit)	(29,945)	(6.7%)	6,816	1.4%

Income tax expense (benefit)	(4,791)	(1.1%)	2,829	0.6%

Net earnings (loss)	(25,154)	(5.6%)	3,987	0.8%

Net earnings attributable to noncontrolling interests	24	0.0%	646	0.1%

Net earnings (loss) attributable to Guess?, Inc.	$(25,178)	(5.6%)	$3,341	0.7%

Net earnings (loss) per common share attributable to common stockholders:

Basic	$(0.30)		$0.04
Diluted	$(0.30)		$0.04

Weighted average common shares outstanding attributable to common stockholders:

Basic	83,514		84,965
Diluted	83,514		85,099

Effective tax rate	16.0%		41.5%

Adjusted loss from operations[1]:	$(22,895)	(5.1%)

Adjusted net loss attributable to Guess?, Inc.[1]:	$(19,371)	(4.3%)

Adjusted diluted loss per common share attributable to common stockholders[1]:	$(0.23)

Adjusted effective tax rate[1]	18.9%

Notes:
1
The adjusted results reflect the exclusion of restructuring charges, related exit tax charge and tax impact where applicable, recorded during the first quarter of fiscal 2017. No adjustments have been made to the same prior-year period. A complete reconciliation of actual results to adjusted results is presented in the table entitled “Reconciliation of GAAP Results to Adjusted Results.”

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)

The following table provides reconciliations of reported GAAP loss from operations to adjusted loss from operations, reported GAAP net loss attributable to Guess?, Inc. to adjusted net loss attributable to Guess?, Inc. and reported GAAP income tax benefit to adjusted income tax benefit for the three months ended April 30, 2016.

	Three Months Ended
	April 30, 2016
		% of
	$	Revenues

Reported GAAP loss from operations	$(28,978)	(6.5%)
Restructuring charges[1]	6,083

Adjusted loss from operations	$(22,895)	(5.1%)

Reported GAAP net loss attributable to Guess?, Inc.	$(25,178)	(5.6%)

Restructuring charges[1]	6,083

Exit tax charge[2]	1,911
Income tax adjustments[3]	(2,187)

Total income tax effect	(276)

Total adjustments affecting net loss attributable to Guess?, Inc.	5,807

Adjusted net loss attributable to Guess?, Inc.	$(19,371)	(4.3%)

Reported GAAP income tax benefit	$(4,791)

Exit tax charge[2]	(1,911)
Income tax adjustments[3]	2,187

Total income tax effect	276

Adjusted income tax benefit	$(4,515)

Adjusted effective tax rate	18.9%

Notes:
1
During the first quarter of fiscal 2017, the Company initiated a global cost reduction and restructuring plan to streamline its operational structure and reduce expenses which resulted in restructuring charges, mainly related to cash-based severance costs, incurred during the three months ended April 30, 2016. No adjustments have been made to the same prior-year period.

2	As a result of the global cost reduction and restructuring plan, the Company incurred an estimated exit tax charge related to its reorganization in Europe during the three months ended April 30, 2016.

3	The income tax effect of the restructuring charges was based on the Company’s assessment of deductibility using the statutory tax rate of the tax jurisdiction in which the charges were incurred.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended
	April 30,	May 2,	%
	2016	2015	change

Net revenue:
Americas Retail	$204,161	$214,249	(5%)
Europe	135,380	137,397	(1%)
Asia	54,129	64,035	(15%)
Americas Wholesale	32,798	37,278	(12%)
Licensing	22,347	25,865	(14%)
	$448,815	$478,824	(6%)

Earnings (loss) from operations:
Americas Retail	$(12,601)	$(7,209)	(75%)
Europe	(14,085)	(3,668)	(284%)
Asia	(669)	4,613	(115%)
Americas Wholesale	5,611	6,747	(17%)
Licensing	20,415	23,025	(11%)
Corporate Overhead	(21,566)	(19,155)	13%
Restructuring Charges	(6,083)	—
	$(28,978)	$4,353	(766%)

Operating margins:
Americas Retail	(6.2%)	(3.4%)
Europe	(10.4%)	(2.7%)
Asia	(1.2%)	7.2%
Americas Wholesale	17.1%	18.1%
Licensing	91.4%	89.0%

Total Company including restructuring charges	(6.5%)	0.9%
Total Company before restructuring charges	(5.1%)	0.9%

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	Three Months Ended
	April 30, 2016			May 2, 2015	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$204,161	$3,024	$207,185	$214,249	(5%)	(3%)
Europe	135,380	(1,810)	133,570	137,397	(1%)	(3%)
Asia	54,129	3,007	57,136	64,035	(15%)	(11%)
Americas Wholesale	32,798	1,955	34,753	37,278	(12%)	(7%)
Licensing	22,347	—	22,347	25,865	(14%)	(14%)
	$448,815	$6,176	$454,991	$478,824	(6%)	(5%)

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	April 30,	January 30,	May 2,
	2016	2016	2015[1]

ASSETS

Cash and cash equivalents	$427,485	$445,480	$459,128

Receivables, net	177,669	222,359	195,741

Inventories	358,191	311,704	327,101

Other current assets	62,305	56,709	71,398

Property and equipment, net	265,818	255,344	249,784

Other assets	261,308	247,152	252,087

Total Assets	$1,552,776	$1,538,748	$1,555,239

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of capital lease obligations and borrowings	$4,443	$4,024	$5,313

Other current liabilities	314,979	323,035	279,231

Long-term debt	23,539	2,318	2,335

Other long-term liabilities	179,498	172,826	193,705

Redeemable and nonredeemable noncontrolling interests	21,567	18,070	16,104

Guess?, Inc. stockholders’ equity	1,008,750	1,018,475	1,058,551

Total Liabilities and Stockholders’ Equity	$1,552,776	$1,538,748	$1,555,239

Notes
1
As a result of the adoption of new authoritative guidance during fiscal 2016 which requires that all deferred tax liabilities and assets be classified as long-term on the balance sheet, other current assets and other assets at May 2, 2015 were adjusted to reflect the reclassification of deferred tax assets for $19.7 million from current to long-term.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Three Months Ended
	April 30,	May 2,
	2016	2015

Net cash provided by (used in) operating activities	$(30,844)	$9,135

Net cash used in investing activities	(10,086)	(10,535)

Net cash provided by (used in) financing activities	3,932	(22,924)

Effect of exchange rates on cash and cash equivalents	19,003	(31)

Net change in cash and cash equivalents	(17,995)	(24,355)

Cash and cash equivalents at the beginning of the year	445,480	483,483

Cash and cash equivalents at the end of the period	$427,485	$459,128

Supplemental information:

Depreciation and amortization	$16,680	$18,330

Rent	$63,256	$64,715

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow
(in thousands)

	Three Months Ended
	April 30,	May 2,
	2016	2015

Net cash provided by (used in) operating activities	$(30,844)	$9,135

Less: Purchases of property and equipment	(17,841)	(11,604)

Free cash flow	$(48,685)	$(2,469)

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

		As of April 30, 2016		As of May 2, 2015
		Total	Directly Operated	Total	Directly Operated
Region		Stores	Stores	Stores	Stores

	United States	343	342	356	356

	Canada	112	112	114	114

	Central and South America	92	46	93	42

	Total Americas	547	500	563	512

	Europe and the Middle East	588	275	605	267

	Asia	497	65	499	52

		1,632	840	1,667	831

Guess?, Inc. and Subsidiaries
Directly Operated Retail Store Data
U.S. and Canada

	Three Months Ended
	April 30,	May 2,
	2016	2015

Number of stores at the beginning of the year	455	481

Store openings	2	—

Store closures	(3)	(11)

Number of stores at the end of the period	454	470

Total store square footage at the end of the period	2,206,000	2,251,000

Guess?, Inc. and Subsidiaries
Americas Retail Net Revenue
(dollars in thousands)

	Three Months Ended
	April 30,	May 2,	%
	2016	2015	change
Net revenue:

Retail stores	$183,950	$196,037	(6.2%)

E-commerce sites	20,211	18,212	11.0%

Total	$204,161	$214,249	(4.7%)

Guess?, Inc. and Subsidiaries
Retail Store Change in Comparable Store Sales
U.S. and Canada

	Three Months Ended
	April 30, 2016
	U.S. Dollars	Constant Currency

Excluding e-commerce sales	(5.7%)	(4.5%)

Impact of e-commerce sales	1.5%	1.4%

Including e-commerce sales	(4.2%)	(3.1%)